EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: July 29, 2003

Central Vermont Reports Second Quarter Earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated second quarter earnings of $5.1 million today, or 40 cents per diluted share of common stock, a 10-cent increase from a year ago. Second-quarter 2002 earnings totaled $4 million, or 30 cents per diluted share of common stock.

For the first six months of 2003, CV reported earnings of $10.1 million, or 79 cents per diluted share of common stock, a 12-cent increase from a year ago. Earnings for the first six months of 2002 totaled $8.8 million, or 67 cents per diluted share of common stock.

The results of operations related to the Company's wholly owned subsidiary, Connecticut Valley, have been reported separately as discontinued operations. The sale of Connecticut Valley's franchise and net plant assets to Public Service Company of New Hampshire ("PSNH") is expected to close Jan. 1, 2004. In the second quarter and first six months of 2003, discontinued operations contributed 2 and 6 cents to consolidated earnings per share compared to 3 and 6 cents for the comparable periods in 2002.

"Thanks to good surplus power management, internal cost control efforts and strong electric sales, we made excellent gains in the second quarter," President Bob Young said. "We are making steady, measurable progress in all areas of utility operations."

"As a regulated utility, our goals remain to provide exceptional service to our customers and a stable, dependable return for our investors," Young said. "Overall investor returns in the quarter and first six months were strong, and we are optimistic about the second half of the year."

Quarterly Performance Summary
Utility Business - continuing operations
Retail sales revenue increased $0.3 million even though retail mWh sales decreased modestly in the second quarter of 2003, due to customer mix.

Net power costs decreased approximately $1.4 million, primarily related to higher wholesale sales driven by a combination of higher rates both for contract sales and market prices in New England, and increased wholesale sales volume because more mWh were available for resale in 2003 than 2002. Partially offsetting these favorable impacts were higher Vermont Yankee costs primarily related to the deferral of mid-cycle outage costs in the second quarter of 2002. Also, ISO-New England installed capacity credits reduced net power costs in the second quarter of 2002.

Other operating expenses decreased $1.3 million primarily due to lower life insurance expense, lower transmission costs, and lower service restoration costs in 2003, partially offset by higher employee-related expenses such as pension benefits. Also, in the second quarter of 2002, $1.7 million of certain environmental reserves were reversed.

Non-utility Business
Catamount recorded earnings of $0.2 million in 2003 compared to earnings of $0.5 million in 2002, due to lower equity earnings from certain of its investments, one of which was sold in the fourth quarter of 2002, partially offset by lower interest expense resulting from lower debt and gain on foreign currency.

Year-To-Date Performance Summary
Utility Business - continuing operations
Retail sales revenue increased $2.9 million, primarily due to a 1.6 percent increase in retail mWh sales resulting from colder winter months in 2003.

Net power costs increased approximately $0.3 million. Higher wholesale sales revenue in 2003, resulting from higher market prices, partially offset the unfavorable variance related to higher scheduled Vermont Yankee costs in the initial years of a purchased power agreement that became effective after the July 2002 sale of the plant. Also, ISO-New England installed capacity credits reduced net power costs in 2002.

Other operating expenses decreased $0.3 million due to lower storm restoration costs in 2003 compared to 2002, internal cost cutting, and lower life insurance expense, offset by increased employee pension costs. Also, in the second quarter of 2002, $1.7 million of certain environmental reserves were reversed.

Non-utility Business
Catamount recorded earnings of $0.1 million compared to earnings of $0.9 million in 2002, primarily related to lower equity earnings from certain of its investments, one of which was sold in the fourth quarter of 2002, partially offset by lower interest expense resulting from lower debt and gain on foreign currency.

Eversant recorded earnings of $0.2 million in 2003 compared to losses of $0.4 million in 2002, resulting from discontinuing efforts to pursue non-regulated business opportunities, partially offset by the reversal of an IRS interest expense accrual in 2002, previously recorded in the fourth quarter of 2001.

Discontinued Operations
During the second quarter of 2003, the sale of Connecticut Valley to PSNH was approved by the New Hampshire Public Utilities Commission. Accordingly, CV classified Connecticut Valley as an asset held for sale in the consolidated balance sheets in accordance with Statement of Financial Accounting Standards, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). In addition, as required by SFAS No. 144, the results of operations related to Connecticut Valley are reported as discontinued operations and prior period results have been restated. For restatement purposes, certain of the Company's common corporate costs, which were previously allocated to Connecticut Valley, have been reallocated to reflect the impact of the sale on continuing operations. As a wholly owned subsidiary of CV, Connecticut Valley's results of operations may not be representative of a stand-alone company.

Initiatives and Outlook
"Management has offset growing costs in numerous areas to improve earnings in the first six months, and I expect that trend to continue in the next six months," Young said.

Key to that expectation are five goals, known as the Vital Few, which are focused on customers' and investors' needs. The Vital Few are:

  Cost-effectively meet service quality standards;
  Increase shareholder value through realistic value creation strategies;
  Drive employee accountability and participation in the Right Way to Work, a continuous improvement process used to reduce costs;
  Using the RWTW, refrain from seeking a rate increase before 2006; and
  Engage all employees in the Vital Few and foster a trusting work environment throughout the company.

"A healthy dividend is critical to investors in a regulated industry like ours," Young said. "Our current dividend is backed by strong underlying earnings and cash flow." The current quarterly dividend is 22 cents per share of common stock.

About CV
CV is Vermont's largest electric utility, serving over 145,000 customers statewide. Through its subsidiary, Connecticut Valley, CV also serves over 10,000 customers in New Hampshire.

The Company's two non-regulated subsidiaries include Catamount Energy Corporation ("Catamount") and Eversant Corporation ("Eversant"). Catamount invests in non-regulated energy generation projects in the United States and Western Europe with a current focus on developing, owning and operating wind energy projects, and Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward looking statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, the pending sale of Connecticut Valley, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. Central Vermont does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation Earnings per diluted share reconciliation Second quarter 2003 vs. second quarter 2002:

2002 Earnings per diluted share	$.30

Year over Year Effects on Earnings:
Lower other operating expenses (a)	$.17
Lower net power costs (b)	.07
Higher retail sales	.02
Reversal of environmental reserve in 2002	(.09)
Lower equity in earnings (c)	(.02)
Lower earnings at Catamount (d)	(.02)
Lower other operating revenue	(.01)
Lower earnings at Eversant	(.01)
Income from discontinued operations	(.01)

2003 Earnings per diluted share	$.40

  Lower life insurance expense due to market fluctuations, lower ISO-New England transmission congestion charges, lower storm related restoration costs in 2003 compared to 2002, internal cost cutting, lower employee medical costs and additional reserve for bad debt in 2002, offset by higher employee-related costs such as pension.
  Higher resale sales price and reversal of a payment for an outstanding dispute related to Merrimack that was previously recorded in the first quarter of 2003, offset by net Vermont Yankee deferrals in 2002 related to a mid-cycle outage, and ISO-New England installed capacity credits in 2002.
  Related to the July 2002 sale of Vermont Yankee.
  Lower equity in earnings resulting from the sale of an investment in the fourth quarter of 2002, offset by lower interest expense and foreign currency gains.

First six months 2003 vs. first six months 2002:

2002 Earnings per diluted share	$.67

Year over Year Effects on Earnings:
Higher retail sales (a)	$.15
Lower other operating expenses (b)	.12
Earnings at Eversant vs. losses in 2002 (c)	.05
Reversal of environmental reserve in 2002	(.09)
Lower earnings Catamount (d)	(.07)
Lower equity in earnings (e)	(.03)
Higher net power costs	(.01)

2003 Earnings per diluted share	$.79

  Increase of 1.6 percent in mWh sales due to colder winter months in 2003 compared to 2002.
  Mostly lower storm restoration costs in 2003 compared to 2002, internal cost cutting and lower life insurance expense, offset by increased employee pension costs.
  Losses in 2002 resulting from discontinuing efforts to pursue non-regulated business opportunities, offset by the 2002 reversal of an IRS interest expense accrual.
  Lower equity in earnings resulting from the sale of an investment in the fourth quarter of 2002, offset by lower interest expense and foreign currency gains.
  Related to the July 2002 sale of Vermont Yankee.

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (Dollars in thousands, except per share amounts)
	Quarter Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
OPERATING DATA
Retail and firm sales (mWh)	499,798	501,622	1,091,389	1,074,537

Operating revenues:
Retail and firm sales	$60,508	$60,151	$130,012	$127,094
Wholesale sales	8,719	4,665	14,247	8,029
RS-2 power contract	2,453	2,857	5,315	5,314
Other operating revenue	1,908	2,047	3,490	3,492
Total operating revenues	$73,588	$69,720	$153,064	$143,929

Operating expenses:
Purchased power	$37,495	$35,248	$77,033	$71,774
Production and transmission (fuel)	844	424	2,246	995
Production and transmission (excluding fuel)	5,483	6,263	11,387	11,858
Total other utility operating expense	23,589	22,385	49,380	47,125
Total operating expenses	$67,411	$64,320	$140,046	$131,752

Net power costs (purchased power plus production fuel
less wholesale sales)	$29,620	$31,007	$65,032	$64,740

NET INCOME AND COMMON STOCK
Income from Continuing Operations before preferred stock dividends	$4,800	$3,619	$9,400	$8,073
Preferred Stock Dividend Requirements	300	403	599	807
Income from Continuing Operations	4,500	3,216	8,801	7,266
Income from Discontinued Operations, net of taxes	295	356	654	686
Earnings available for Common Stock	$4,795	$3,572	$9,455	$7,952

Average shares of common stock outstanding:
Basic	11,864,013	11,662,096	11,820,577	11,642,217
Diluted	12,057,931	11,921,435	12,006,282	11,894,594

Earnings per share of common stock - basic:
Continued Operations	$.38	$.28	$.74	$.62
Discontinued Operations	.02	.03	.06	.06
Earnings per share	$.40	$.31	$.80	$.68
Earnings per share of common stock - diluted:
Continued Operations	$.38	$.27	$.73	$.61
Discontinued Operations	.02	.03	.06	.06
Earnings per share	$.40	$.30	$.79	$.67

Dividends per share of common stock	$.22	$.22	$.44	$.44

NON-REGULATED BUSINESSES:
Catamount Energy Corporation:
Earnings per share of common stock	$.02	$.04	$.01	$.08

Eversant Corporation:
Earnings (losses) per share of common stock	$.01	$.02	$.02	$(.03)
Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com